UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 __________

FORM 8-K

 _______

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

__________

TRINET GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

__________

Delaware	001-36373	95-3359658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 San Leandro Blvd., Suite 400 San Leandro, CA		94577
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 352-5000

__________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2016, William Porter notified TriNet Group, Inc. (the “Company”) that he intends to retire from his position as Vice President, Chief Financial Officer of the Company at such time as his successor commences employment with the Company. After his successor is appointed, Mr. Porter will continue in an operational role with the Company as Vice President, Office of the Chief Executive Officer.

To provide for an orderly transition of Mr. Porter’s duties and responsibilities, the Company and Mr. Porter entered into a transition agreement effective as of September 30, 2016 (the “Transition Agreement”).

The Transition Agreement provides that Mr. Porter will remain Vice President, Chief Financial Officer of the Company through the earlier of (i) a mutually agreed date, (ii) the date on which his successor commences employment with the Company, and (iii) the date on which the Company terminates his employment for cause (the “Interim Period”). After the Interim Period, except in the event Mr. Porter is terminated for cause, Mr. Porter will continue his employment with the Company as Vice President, Office of the Chief Executive Officer through the earlier of (i) a mutually agreed date, (ii) the date on which he resigns his employment with the Company, and (iii) the date on which the Company terminates his employment for cause (the “Transition Period”).

Mr. Porter will continue to receive his base salary through the Interim Period and Transition Period. In connection with Mr. Porter’s separation from the Company, so long as he does not terminate his employment with the Company before the end of the Interim Period and is not being terminated by the Company for cause, he will be entitled to receive (i) a lump sum cash severance payment equal to 12 months of base salary, (ii) an annual bonus for 2016 determined in the ordinary course, subject to proration if the separation date is earlier than December 31, 2016, (iii) a lump sum cash severance payment equal to the annual bonus earned by Mr. Porter for the year prior to the year of separation, subject to proration based on the number of days he is employed by the Company during the year of separation, (iv) payments for health insurance coverage for up to 12 months, (v) accelerated vesting of all unvested equity awards that would have otherwise vested during the 12 months following the earlier of the separation date or the date when Mr. Porter’s service to the Company is reasonably anticipated to decrease to 20% or less of his services performed over the immediately preceding 36 months, and (vi) reimbursement of premium payments for converted individual life or disability insurance policies for up to 12 months. If Mr. Porter’s employment is terminated either by the Company without cause (and other than as a result of his death or disability) or by him pursuant to a resignation for good reason within 6 months following the effective date of a change of control of the Company, on the date of such termination, he will be entitled to the benefits described above, except that all of his unvested equity awards will accelerate vesting in full.

The Transition Agreement also provides for a release of claims and includes other standard provisions.

The foregoing description of the Transition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transition Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Company issued a press release regarding Mr. Porter’s retirement, which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Transition Agreement by and among TriNet Group, Inc. and William Porter, dated as of September 30, 2016
99.1	Press Release entitled “TriNet Group, Inc. Announces Retirement of CFO Bill Porter” issued by TriNet Group, Inc. on October 3, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriNet Group, Inc.

Date:	October 3, 2016	By:	/s/ Brady Mickelsen
			Name:	Brady Mickelsen
			Title:	Senior Vice President, Chief Legal Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Transition Agreement by and among TriNet Group, Inc. and William Porter, dated as of September 30, 2016
99.1	Press Release entitled “TriNet Group, Inc. Announces Retirement of CFO Bill Porter” issued by TriNet Group, Inc. on October 3, 2016